As filed with the Securities and Exchange Commission on July 24, 2015

Registration No. 333-205344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEP Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7380	80-0877943
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Beta Drive

Pittsburgh, PA 15238

(800) 444-0054

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean Naccarato

General Counsel

NEP Group, Inc.

2 Beta Drive

Pittsburgh, PA 15238

(800) 444-0054

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David P. Oelman Alan Beck Julian J. Seiguer Vinson & Elkins L.L.P. 1001 Fannin Street Suite 2500 Houston, Texas 77002 (713) 758-2222	Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

NEP Group, Inc. is filing this Amendment No. 3 (the “Amendment”) to its Registration Statement on Form S-1 (Registration No. 333-205344) (the “Registration Statement”) as an exhibits-only filing to file Exhibits 10.1 and 10.5 with the Registration Statement, which were previously filed in connection with our Confidential Draft Submission No.1, and to amend and restate the list of exhibits set forth in Item 21 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and NYSE listing fee), the amounts set forth below are estimates.

SEC Registration Fee	$29,532
FINRA Filing Fee	38,623
NYSE listing fee	125,000
Accountants’ fees and expenses	1,730,000
Legal fees and expenses	1,600,000
Printing and engraving expenses	600,000
Transfer agent and registrar fees	4,500
Miscellaneous	372,345

Total	$4,500,000

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated certificate of incorporation will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities sold or granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed for such sales and grants.

1. Between December 2012 and May 2015, we issued an aggregate of 24,718,270 shares of common stock with an aggregate value of $252,422,240. We bought back 10,264 shares of common stock in March 2013. These issuances are described more fully below:

•	In connection with our formation, we issued a total of 21,703,089 shares of our common stock on December 24, 2012 to affiliates of Crestview Partners II GP, L.P., certain members of our management and other accredited investors for total consideration of $211,393,725.

•	On February 8, 2013, we issued an additional 122,753 shares of our common stock to certain members of our management and other accredited investors for total consideration of $1,195,650.

•	On April 13, 2013, we issued 10,264 shares of our common stock to an accredited investor for total consideration of $99,975.

•	On January 17, 2014, January 24, 2014 and March 3, 2014, we issued 151,050, 155,162 and 5,135 shares of our common stock, respectively, to affiliates of Crestview Partners II GP, L.P., Patricof Partners, certain members of our management and other accredited investors for total consideration of $3,032,625.

•	On December 19, 2014, we issued 274,035 shares of our common stock to Cees Faber of Faber Audiovisuals as a new member of management in connection with our acquisition of Faber for total consideration of $3,914,790.

•	On January 7, 2015, we issued 17,710 shares of our common stock to Thomas McCracken, a retiring member of management of NEP for total consideration of $253,000.

•	On January 30, 2015, we issued 69,993 shares of our common stock to Open Gate Holdings Ltd. in connection with our acquisition of the Screen Scene Group, which resulted in a reduction in the purchase price for such acquisition of $999,900.

•	On April 24, 2015, we issued 1,750,002 shares of our common stock to Crestview Partners to raise additional capital for our acquisitions of Mediatec and Outside Broadcast for total consideration of $25,000,030.

•	On April 27, 2015, we issued 18,071 shares of our common stock to certain members of our management and other accredited investors for total consideration of $258,170.

•	On April 30, 2015, we issued 237,306 shares of our common stock to certain new members of management and other accredited investors in connection with our acquisitions of Mediatec and Outside Broadcast for total consideration of $3,390,090.

•	On May 22, 2015, we issued 198,051 shares of our common stock to certain of our existing stockholders for total consideration of $2,829,310.

•	On May 22, 2015, we issued 5,644 shares of our common stock as part of an option exercise by a terminated employee at an exercise price of $9.75 for total consideration of $54,975.

2. Since January 2013, we have issued to certain members of our management and other shareholders 2,429,196 nonqualified stock options with an exercise price of $9.75 per share if issued before December 2014 or $14.29 per share if issued December 2014 or after, the fair market value of our common stock on the dates of the grants. As of May 22, 2015, we had a total of 49,110 unallocated stock options.

The issuances of securities described in paragraph 1 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Each recipient of securities in each such transaction represented by written, executed agreement his or her or its (i) intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, (ii) knowledge, sophistication and experience in business and financial matters and his or her or its ability to evaluate the merits and risks of the acquisition of the common shares, including the risk that the recipient could lose the entire value of the issued shares, (iii) receipt of all information which the recipient believed to be necessary in order to reach an informed decision as to the advisability of acquiring the issued shares, including answers to the recipient’s reasonable satisfaction to any and all questions regarding such information, and (iv) independent investigation of the Company, its management, and related matters as the recipient deemed to be necessary or advisable in connection with the acquisition of the issued shares. Appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

The stock option grants described in paragraph 2 above are intended to be exempt from registration under the Securities Act in reliance on Rule 701, Section 4(2) of the Securities Act, or Regulation D. Rule 701 provides an exemption for certain offers and sales of securities made pursuant to the terms of compensatory benefit plans or written contracts relating to compensation by an issuer that is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and is not an investment company registered or required to be registered under the Investment Company Act of 1940. The Company was neither a reporting company nor an investment company subject to such registration requirements at the time such grants were made, and each stock option was granted pursuant to a written compensatory benefit plan created by the Company. Each recipient of the stock options was an employee, an officer, a director, or a consultant or advisor to the Company. The amount of stock options issued did not exceed 15% of the total assets of the Company, measured at the Company’s most recent balance sheet date at the time of the issuance.

Item 16.	Exhibits and financial statement schedules

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on July 24, 2015.

NEP Group, Inc.

By:	/s/ Kevin Rabbitt
Name:	Kevin Rabbitt
Title:	Chief Executive Officer

* * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kevin Rabbitt Kevin Rabbitt	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2015

* Gerald Delon	Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2015

* Debra Honkus	Director	July 24, 2015

* Jeffrey Marcus	Director	July 24, 2015

* Brian Cassidy	Director	July 24, 2015

* Howard Liszt	Director	July 24, 2015

* Mark Patricof	Director	July 24, 2015

* Katherine Chung	Director	July 24, 2015

Name	Title	Date

* Kenneth Schanzer	Director	July 24, 2015

* Hank Ratner	Director	July 24, 2015

*By:	/s/ Kevin Rabbitt Kevin Rabbitt Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit number	Description

1.1**	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Certificate of Incorporation of NEP Group, Inc.

3.2**	Form of Amended and Restated Bylaws of NEP Group, Inc.

4.1**	Form of Common Stock Certificate

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

10.1	Second Amended and Restated First Lien Credit Agreement, dated as of December 24, 2012, as amended and restated on January 22, 2013, as further amended and restated on February 25, 2013, as further amended on September 17, 2013, as further amended on January 23, 2014, among NEP Group, Inc., NEP/NCP Holdco, Inc., as borrower, Barclays Bank Plc, as administrative agent, and the lenders and other parties thereto

10.2**	Amendment No. 4, dated August 28, 2014, to the Second Amended and Restated First Lien Credit Agreement, dated as of February 25, 2013, among NEP/NCP HOLDO, INC., NEP Group, Inc., as borrower, Barclays Bank Plc, as administrative agent, and the lenders and other parties thereto

10.3**	Incremental Amendment to the Second Amended and Restated First Lien Credit Agreement, dated as of January 27, 2015, among NEP Group, Inc., NEP/NCP Holdco, Inc., as borrower, Barclays Bank Plc, as administrative agent, and the lenders and other parties thereto

10.4**	Amendment No. 6, dated April 29, 2015, to Second Amended and Restated First Lien Credit Agreement, dated February 25, 2013, among NEP Group, Inc., NEP/NCP Holdco, Inc., as borrower, Barclays Bank Plc, as administrative agent, and the lenders and other parties thereto

10.5	Amended and Restated Second Lien Credit Agreement, dated as of December 24, 2012, as amended and restated on January 22, 2013, as further amended on January 23, 2014, among NEP Group, Inc., NEP/NCP Holdco, Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders and other parties thereto

10.6**	Amendment No. 2, dated April 29, 2015, to the Amended and Restated Second Lien Credit Agreement, dated as of January 22, 2013, among NEP/NCP HOLDCO, INC., NEP Group, Inc., as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent, and the lenders and other parties thereto

10.7**	Form of Registration Rights Agreement

10.8**	Form of Stockholders Agreement

10.9**	Form of Holdback Agreement

10.10†**	Employment Agreement of Kevin Rabbitt, dated as of June 8, 2015

10.11†**	Employment Agreement of Gerald Delon, dated as of June 9, 2015

10.12†**	Employment Agreement of Keith Andrews, dated as of June 30, 2015

10.13**	Form of Indemnification Agreement

10.14†**	Form of NEP Group, Inc. 2015 Long Term Incentive Plan

10.15**	Form of Lock-up Letter Agreement

10.16†**	Form of NEP Group, Inc. 2015 Long Term Incentive Plan Restricted Stock Agreement (Officers Only)

10.17†**	Form of NEP Group, Inc. 2015 Long Term Incentive Plan Restricted Stock Agreement (Non-Officer Employees and Directors)

Exhibit number	Description

10.18†**	Form of NEP Group, Inc. Employee Stock Purchase Plan

10.19†**	NEP Group, Inc. Equity Incentive Plan, as amended by the First Amendment, dated December 11, 2013, as further amended by the Second Amendment, dated August 12, 2014, as further amended by the Third Amendment, dated February 26, 2015

10.20†**	Form of NEP Group, Inc. Equity Incentive Plan Stock Option Grant Certificate

21.1**	List of Subsidiaries of NEP Group, Inc.

23.1**	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)

23.2**	Consent of Deloitte & Touche LLP

24.1**	Power of Attorney (included on the signature pages of the Registration Statement, Amendment No. 1 to the Registration Statement and Amendment No. 2 to the Registration Statement)

†	Compensatory plan or arrangement.
**	Previously filed.